CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of all references to our firm included in or made a part of this Post-Effective Amendment #4 to Wireless Trust’s Registration Statement on Form N-1A (file #811-09781), including the reference to our firm under the heading “Financial Highlights” in the prospectus.

/s/ McCurdy & Associates

McCurdy & Associates CPA’s, Inc.

Westlake, Ohio

July 29, 2004